Exhibit 10.8.1

[Letterhead of Olshan Grundman Frome Rosenzweig & Wolosky LLP]

December 6, 2005

Ms. Gina Digioa

Vice President & General Counsel

Alloy, Inc.

435 Hudson Street

New York, NY 10014

Re:	MLF Investments

Dear Gina:

Reference is made to the Standby Agreement (the “Agreement”) dated as of September 7, 2005 between Alloy, Inc. (“Alloy”), D’Elia*s (the “Company”) and MLF Investment, LLC (“MLF”). Reference is also made to your letter to MLF dated December 5, 2005. As we have discussed, MLF is willing to designate as its segregated account pursuant to Section 5 (f)(ii), its primary brokerage account with UBS Securities, Account No. 48375501 (the “Designated Account”). Based upon brokerage statements provided to the firm, we advise you that the Designated Account has, in addition to cash, well in excess of $100 million of Readily Marketable Securities (net of margin borrowings). Rather than set up a new account to serve as the segregated account under Section 5(f)(ii) of the Agreement, we have discussed, and I believe you have agreed on behalf of Alloy that the Designated Account may serve such purpose. Further, MLF may withdraw funds from the Designated Account, notwithstanding the provisions of Section 5(f)(ii) to satisfy year end expenses obligations and partnership withdrawals so long as there is at all times, until the funding by MLF of MLF’s standby purchase obligation, $100 million of Readily Marketable Securities (net of margin borrowings) or cash in the Designated Account.

If you are in agreement with the foregoing, then pursuant to Section 5(f), MLF will designate the Designated Account accordingly and provide you with a copy of a recent statement from UBS for the Designated Account.

Very truly yours,

/s/ Steve Wolosky

Steve Wolosky

cc:	Matthew Feshbach

Richard M. Graf, Esq.